Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE, dated as of April 16, 2015, among Allergan, Inc., a corporation existing under the laws of the State of Delaware (the “Company”), Actavis plc, a public limited company incorporated under the laws of Ireland and Warner Chilcott Limited, a Bermuda exempted company, each an indirect parent of the Company (each, a “Guarantor” and together, the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association duly organized under the laws of the United States, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 12, 2013 (the “Base Indenture”), providing for the issuance by the Company from time to time of its debentures, notes or other evidences of Indebtedness (hereinafter called the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided in the Indenture;

WHEREAS, the Company has heretofore executed and delivered to the Trustee a first supplemental indenture dated as of March 12, 2013 to the Base Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of $250,000,000 aggregate principal amount of the Company’s 1.350% Notes due 2018 (the “2018 Notes”) and $350,000,000 aggregate principal amount of the Company’s 2.800% Notes due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”);

WHEREAS, Section 901(10) of the Base Indenture, as amended by Section 6.06(d) of the First Supplemental Indenture, permits the Company and the Trustee, without the consent of any Holder of Securities, to enter into an indenture supplemental to the Base Indenture to amend or supplement any provision contained therein or in any supplemental indenture, provided that such amendment or supplement does not adversely affect the interests of the Holders of any Securities then Outstanding;

WHEREAS, amendments contained in this Second Supplemental Indenture do not adversely affect the interests of the Holders of any Securities currently Outstanding; and

WHEREAS, pursuant to Section 903 of the Base Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Base Indenture will apply equally to this Second Supplemental Indenture.

SECTION 2. Amendments to the Base Indenture.

(a) The following definitions are added to Section 101 of the Base Indenture in alphabetical order:

(i) “Actavis plc” means Actavis plc, a public limited company incorporated in Ireland under registered number 527629.

(ii) “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

(iii) “Guarantor” means each of Actavis plc and Warner Chilcott Limited and thereafter any Person that executes a Security Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

(iv) “Security Guarantee” means any Guarantee of the Securities by each Guarantor of the Company’s obligations under this Indenture and any Securities executed pursuant to the provisions of this Indenture.

(v) “Warner Chilcott Limited” means Warner Chilcott Limited, a Bermuda exempted company.

(b) The following definitions in Section 101 of the Base Indenture are amended and restated to read as follows:

(i) “Board of Directors” means, with respect to the Company, either the board of directors of the Company, any duly authorized committee of that board or any other equivalent governing entity of the Company and, with respect to any Guarantor, the board of directors of such Guarantor, any duly authorized committee of that board or any other equivalent governing entity of such Guarantor.

(ii) “Board Resolution” means a resolution duly adopted by the Board of Directors which is certified by the Secretary or an Assistant Secretary, or any other authorized officer, manager or signatory, of the Company or any Guarantor, as the case may be, and remains in full force and effect as of the date of its certification.

(iii) “Officer’s Certificate” means a certificate signed in the name of the Company or any Guarantor by any one of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company or any Guarantor, that, if applicable, complies with the requirements of Section 314(e) of the Trust Indenture Act.

(iv) “Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company or any Guarantor, satisfactory to the Trustee.

(v) “Vice President” when used with respect to the Company, any Guarantor or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “Vice President”.

(c) The first paragraph of the Base Indenture is amended to replace “2525 Dupont Drive, Irvine, California 92612” with “c/o Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054”.

(d) Section 103 of the Base Indenture is amended to add “or any Guarantor” after each appearance of the word “Company”.

(e) Section 117 of the Base Indenture is amended to remove the words “or its” after the appearance of the word “Company” and to replace the words “or its” with “, any Guarantor or any of their”.

(f) Section 118 of the Base Indenture is amended to add “or any Guarantor” after each appearance of the word “Company”.

(g) Section 119 of the Base Indenture is amended to add “, the Guarantors” after each appearance of the word “Company”.

(h) Section 509 of the Base Indenture is amended to add “, any Guarantor” after each appearance of the word “Company”.

(i) Section 901 of the Base Indenture is amended:

(i) to add “ or any Guarantor (with respect to a Guarantee or this Indenture)” after the word “the Company” in the first sentence thereof;

(ii) to add “, as applicable” after the words “(when authorized by or pursuant to a Board Resolution” in the first sentence thereof;

(iii) to add “or any Guarantor” after each appearance of the word “Company” in clause 901(2);

(iv) to add the following immediately after clause 901(10):

“(11) to add or release a Guarantor as required or permitted by this Indenture; or”; and

(v) to replace “(11)” with “(12)” in clause (11) of Section 901.

(j) The Base Indenture is amended to add the following immediately after Article 15:

“ARTICLE 16

SECURITY GUARANTEES

Section 1601. Security Guarantee.

(a) Subject to this Article 16, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company hereunder or thereunder, that: (1) the principal of and premium, if any, and interest on the Securities shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Security Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and this Indenture, or pursuant to Section 1606.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Security Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 502 for the purposes of this Security Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 502 such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Security Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Security Guarantees.

(e) Each Security Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Securities are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Securities or the Security Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Securities shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of any Security Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by a Guarantor in respect of its Security Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 1602. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Security Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal or state law or law of such Guarantor’s jurisdiction of organization (which shall be Irish law, in the case of Actavis plc, and Bermuda law, in the case of Warner Chilcott Limited) to the extent applicable to any Security Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 16, result in the obligations of such Guarantor under its Security Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Security Guarantee shall be entitled upon payment in full of all Security Guarantee obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(b) Notwithstanding anything to the contrary in Section 1601, the obligations under Section 1601 of Actavis plc and any other Guarantor incorporated in Ireland shall be deemed not to be undertaken or incurred to the extent that the same would (but for this Section 1602(b)) (1) constitute unlawful financial assistance prohibited by Section 60 of the Companies Act 1963 of Ireland or (2) constitute a breach of Section 31 of the Companies Act 1990 of Ireland. For the avoidance of doubt, to the extent that such indemnities, guarantees, obligations, liabilities or undertakings have been validated under Section 60 (2) to (11) of the Companies Act 1963 of Ireland, they shall not constitute unlawful financial assistance under Section 60 of the Companies Act 1963 of Ireland.

Section 1603. Execution and Delivery.

(a) To evidence its Security Guarantee set forth herein each Guarantor shall execute a supplemental indenture.

(b) Each Guarantor that provides a Security Guarantee agrees that its Security Guarantee set forth in Section 1601 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Security Guarantee on the Securities.

(c) If an officer whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Security, the Security Guarantees shall be valid nevertheless.

(d) The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Security Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 1604. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of

Section 1601; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Securities shall have been paid in full.

Section 1605. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Security Guarantee are knowingly made in contemplation of such benefits.

Section 1606. Release of Security Guarantees.

(a) A Security Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and such Security Guarantee shall thereupon terminate and be discharged and of no further force and effect, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Security Guarantee:

(1) (A) upon the merger or consolidation of such Guarantor with and into either the Company or any other Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Guarantor following or concurrently with the transfer of all or substantially all of its assets to either the Company or another Guarantor (and, if applicable, any minority stockholders of such Guarantor on a pro rata basis according to their ownership interests in such Guarantor); or

    (B) upon the Company exercising its legal defeasance or covenant defeasance options in accordance with Section 402 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture and the Securities; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(b) At the written request and expense of the Company or the relevant Guarantor, the Trustee shall execute and deliver such documents prepared by the Company or such Guarantor and reasonably required in order to acknowledge such release, discharge and termination in respect of the applicable Security Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Securities to reflect any Security Guarantee or any such release, termination or discharge.”

SECTION 3. Security Guarantee. Each of Actavis plc and Warner Chilcott Limited, severally and not jointly with each other, hereby agrees to be a Guarantor under the Indenture, as amended and supplemented by this Second Supplemental Indenture, and to be bound by the terms of the Indenture and the Securities, including the Notes, applicable to Guarantors, including, but not limited to, Article 16 of the Indenture, as amended and supplemented by this Second Supplemental Indenture, and each Guarantor further agrees that this Second Supplemental Indenture is the legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms.

SECTION 4. Notice to Guarantors. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Second Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Division;

(b) each Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise expressly provided) if in writing and mailed, first-class postage pre-paid, to such Guarantor addressed to it at the following respective addresses:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Chief Legal Officer—Global

Warner Chilcott Limited

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Chief Legal Officer—Global

SECTION 5. Relationship to Existing Base Indenture. This Second Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Securities, including the Notes, the Indenture, as amended and supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 6. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES.

SECTION 7. Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

SECTION 9. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in the respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor, as the case may be.

SECTION 10. Successors. All agreements of each of the Guarantors in this Second Supplemental Indenture shall bind each of its respective successors, except as otherwise provided in Section 1601(f) of the Indenture, as amended and supplemented by this Second Supplemental Indenture, or elsewhere in the Indenture or this Second Supplemental Indenture. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

SECTION 11. Consent to Jurisdiction and Service of Process. Any legal suit, action or proceeding arising out of or based upon this Second Supplemental Indenture, the Indenture, the Securities, including the Notes, and the Security Guarantees or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York, County and State of New York, or the courts of the State of New York located in the Borough of Manhattan in the City of New York, County and State of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each Guarantor not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ALLERGAN, INC.

By:	/s/ Sheldon Hirt
Name: Sheldon Hirt
Title: Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ACTAVIS plc, as Guarantor

By:	/s/ Sheldon Hirt
	Name:	Sheldon Hirt
	Title:	SVP, Legal Affairs, Assistant General Counsel and Assistant Secretary

WARNER CHILCOTT LIMITED, as Guarantor

By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President